Exhibit 10.31

[LNC LETERHEAD]

December 2, 2018

Kirkland L. Hicks
c/o Lincoln National Corporation
150 North Radnor Road, Suite A305
Radnor, Pennsylvania 19087

Re:Transition and Separation

Dear Kirkland:

This letter memorializes our discussion regarding your forthcoming transition from the role of Executive Vice President and General Counsel of Lincoln National Corporation (the “Company”), effective as of December 11, 2018 (the “Transition Date”), to that of a non-titled employee of the Company, and subsequent separation from the Company, effective as of March 15, 2019  (the “Separation Date”).

Transition Period.  Effective as of the close of business on the Transition Date, you hereby resign as Executive Vice President and General Counsel of the Company, and concurrently resign from all offices and directorships you hold with the Company or any of its affiliates.  During the period between the Transition Date and the Separation Date (the “Transition Period”), you shall serve as a non-titled full-time employee of the Company, and shall assist with the transition of your duties and responsibilities to your successor and provide such other services as reasonably requested by the Chief Executive Officer of the Company (or his designee).  The Company hereby agrees that it will not terminate your employment (other than for Cause (as defined in the Company’s Severance Pay Plan), if applicable) prior to the Separation Date.  The Company and you shall each use reasonable best efforts to ensure that the level of your services during the Transition Period is consistent with the intent that you not incur a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) until the Separation Date.

The Company and you agree that you shall provide services remotely during the Transition Period, except as may otherwise be determined by mutual agreement from time to time.

Compensation and Benefits.  During the Transition Period and subject to your continued employment with the Company:

•

You shall continue to receive your base salary as in effect on the Transition Date in accordance with the Company’s normal payroll practices and shall continue to be provided with retirement and health and welfare benefits as are provided to employees of the Company generally from time to time.

•	You shall remain eligible to receive an annual bonus in respect of the Company’s 2018 fiscal year under the Company’s Annual Incentive Program (the “AIP”)

based on your target bonus opportunity as in effect on the Transition Date and actual performance as determined by the Company in accordance with the AIP.  Any annual bonus earned by you in respect of the Company’s 2018 fiscal year shall be paid at the same time annual bonuses in respect of the 2018 fiscal year are paid to executives of the Company generally under the AIP (and, in any event, no later than the Separation Date), other than any portion of such annual bonus that was previously deferred by you, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder.  You shall not be eligible for an annual bonus in respect of the Company’s 2019 fiscal year.

•

You will remain eligible for the Senior Management Committee Executive Programs, which provide reimbursement for financial planning and tax preparation on the terms and subject to the conditions set forth in the applicable program policy.

•	Any Company equity awards you hold as of the Transition Date shall remain outstanding and continue to vest in accordance with their respective terms.

Separation Benefits.  Subject to (1) your continued employment with the Company through the Separation Date, (2) your timely execution and delivery of an Agreement, Waiver, and General Release (the “Separation Agreement”) in substantially the form attached hereto as Exhibit A on or following the Separation Date (and non-revocation thereof within the time period set forth therein), and (3) your continued compliance with the Separation Agreement, the Company shall pay or provide you with separation benefits on the terms and subject to the conditions set forth in the Separation Agreement.

Miscellaneous.  This letter may not be amended or modified except by an agreement in writing signed by you and the Company.  This letter shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to the principles of conflict of law.

We appreciate and value your dedicated service to the Company.  If you have any questions, please feel free to contact me.

[Signature Page Follows]

Please confirm your agreement to all of the foregoing by executing this letter as indicated below.

Very truly yours,

LINCOLN NATIONAL CORPORATION

By: /s/ Lisa M. Buckingham
      Name: Lisa M. Buckingham
      Title:   EVP, Chief People, Place and Brand

     Officer

Acknowledged and Agreed:

/s/ Kirkland L. Hicks

______________________________
Kirkland L. Hicks

[Signature Page to Transition Letter]

Exhibit A

AGREEMENT, WAIVER AND GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

PLEASE READ CAREFULLY.  YOU ARE GIVING UP LEGAL CLAIMS THAT YOU MIGHT HAVE AGAINST YOUR EMPLOYER BY SIGNING THIS AGREEMENT.

To: Kirkland L. Hicks

Re:        Agreement, Waiver and General Release

This Agreement, Waiver and General Release (“Agreement”) sets out the terms of your termination from employment with the Company (as defined in the next sentence).  Under this Agreement, the Company (which for purposes of this Agreement is defined as Lincoln National Corporation, its affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them) will provide you with the payments and other benefits as outlined in paragraph 2.b below in exchange for your agreement to waive and release any legal claims you have against the Company and for your other promises as set forth in this Agreement.

Terms of the Agreement

1. Your employment is being terminated other than for cause effective March 15, 2019 (“Termination Date”).  Until your Termination Date you must remain an employee in good standing, which includes but is not limited to your completion, to the Company’s satisfaction, of any knowledge transition criteria requested by the Company.

2. This Agreement terminates your employment relationship with the Company and any claims you might have against the Company arising from that relationship.  In return for your release of claims, the Company agrees to provide you with payments and benefits to which you otherwise would not be entitled.  Accordingly, you and the Company (the “parties”) agree as follows:

a.	Whether you sign this Agreement or not, the following will apply:
▪	The Company will pay you the compensation that you have earned through your Termination Date.
▪

You will receive payment for any unused Managed Time/Paid Time Off (“PTO”) benefits that are accrued and available pursuant to Company policy as of your Termination Date, such payments to be calculated based upon your final base rate of pay.

▪

You will receive any vested retirement benefits (defined benefit and defined contribution, qualified and non-qualified), and/or deferred compensation benefits in accordance with the terms and conditions of the applicable plan documents, program documents and/or administrative guidelines governing those benefits, as they may be amended or terminated from time to time.  This Agreement does not release any claims for vested benefits under any of the Company’s retirement or deferred compensation plans or other programs that you may have, in accordance with the terms and conditions of such plans or programs.

▪

You will be reimbursed pursuant to the Senior Management Committee Executive Programs for any financial planning and tax preparation expenses properly incurred under the applicable program policy prior to the Termination Date but not yet reimbursed as of the Termination Date.

▪	You can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

▪

Your benefits, including but not limited to health and welfare benefits (medical, dental and vision), critical illness coverage, accident insurance coverage, flexible spending accounts, long term disability benefits, short term disability benefits and accrual of PTO will cease as of your Termination Date.  If you wish to convert to an individual life insurance policy, verify your current coverage by either checking your benefits record in HRDirect or contacting the HR Service Center (Tel. 866-922-6543, Fax: 336-691-3750, email: HRServiceCenter@lfg.com, Mon.-Fri. 9:00 a.m. - 6:00 p.m. ET).  Once you have this information, contact Group Protection at 800-680-4652 for a quote.  Your critical illness and/or accident insurance coverages, if any, are portable.  For more information, contact Group Protection at 877-815-9256.

b. In exchange for your release of claims and your other promises as set forth in this Agreement, the Company agrees to provide you:

▪

An amount equal to $1,701,010 (the “Separation Payment”), paid in substantially equal installments over the 78-week period following the Termination Date (the “Separation Period”) in accordance with the Company’s normal payroll practices, less taxes and withholdings; provided that any such installment that would otherwise be payable prior to this Agreement becoming effective pursuant to paragraph 12 (the date of effectiveness, the “Effective Date”) shall be accrued and paid in a lump sum on the first regularly scheduled payroll date following the Effective Date.  If prior to the last day of the Separation Period, you commence employment with or the provision of services (including, but not limited to, as an independent contractor or director) to one of the entities on the list previously provided to you by the Company,  the Company may in its discretion cease payment of the Separation Payment with respect to the portion of the Separation Period following the date you commence such employment without further recourse by you.  You agree to promptly notify the Company in writing if you commence any such employment or services during the Separation Period.

▪	A one-time cash lump-sum payment of $21,060, less taxes and withholdings, payable on the first regularly scheduled payroll date following the Effective Date.

▪

Outplacement services and career transition assistance provided by a service provider selected by the Company, with an aggregate cost of up to $30,000, which services may commence immediately after the Effective Date and must commence no later than three (3) months after your Termination Date; provided that all such services are utilized within one (1) year following your Termination Date.

▪

Any outstanding equity awards (such as Restricted Stock Awards, Restricted Stock Unit Awards, Stock Option Awards, Stock Appreciation Rights, LTIPs or other incentive awards or bonuses, etc.) that you hold and that are not vested as of the Termination Date will be forfeited and cancelled without consideration, effective as of the Termination Date, and any outstanding and equity awards that you hold and that are vested as of the Termination Date will be distributed or exercisable in accordance with the terms of applicable plan documents, as they may be amended from time to time, together with any award agreements that you may have received thereunder.

▪	If you have any non-competition restrictions in any equity awards (such as LTIPs,

Restricted Stock Awards, Restricted Stock Unit Awards or Stock Option Awards), the Company will waive those restrictions.

The above consideration is being paid or provided to you under this Agreement in full satisfaction of all monies owing to you under any plan or program sponsored by the Company. In addition to the Company’s right to cease payment of the Separation Payment as described above, if you violate any of the non-solicitation, non-recruitment, confidentiality or other restrictions in this Agreement, any remaining Separation Payment or other benefits described above will immediately and permanently cease without further recourse by you.

3. Subject to paragraph 11, you agree to the following:
a.

You irrevocably and unconditionally release and discharge the Company, its predecessors, successors and assigns, as well as past and present officers, directors, attorneys and employees, from any and all claims, liabilities or promises outside of this Agreement, known or unknown, including but not limited to those arising out of or relating to your employment and separation from employment with the Company.  You waive these claims on behalf of yourself and on behalf of your heirs, assigns and anyone making a claim through you.  The claims waived and discharged include, but are not limited to:

▪	claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

▪	claims under the Worker Adjustment and Retraining Notification Act;

▪

employment discrimination and retaliation claims, including claims under Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”) and Older Workers Benefit Protection Act (as long as those claims arose up to and including the date you signed this Agreement), the Family and Medical Leave Act and the Equal Pay Act;

▪	claims for any disputed wages, including claims for any back wages or overtime;

▪	claims under any other federal, state or local law, rule, regulation or ordinance;

▪

claims based on any public policy, contract (including breach of contract), tort (including wrongful discharge, invasion of privacy, defamation, fraud, interference with contractual relations and infliction of emotional distress) or common law; or

▪	any basis for recovering costs, fees or other expenses, including attorneys’ fees incurred in these matters (collectively, the “Claims”).
b.

You agree that you will not file any claim or lawsuit against the Company, its predecessors, successors and assigns, as well as past and present officers, directors and employees for any Claim waived.  You represent and warrant that you have not filed any such Claim to date or, to the extent that you have filed such a Claim, you will withdraw that Claim with prejudice and agree not to pursue it further.  You represent that you have not filed any complaints or Claims against the Company with any state or federal court, that you will not do so at any time hereafter for Claims covered by this Agreement, and that if any such court assumes jurisdiction of any complaint or Claim against the Company, you will immediately request the court to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice.  You also promise not to sue, or join with others in suing, the Company on any of the released Claims.  You agree to release and discharge the Company not only from any and all Claims which you could make on your own behalf, or which you have made on your own behalf, but also specifically waive any right to become, and you promise not to become, a member of any class in any proceeding or case in which a Claim or Claims against the Company may arise, in whole or in part, from any event that occurred on or prior to the date you signed this Agreement, except where prohibited by law.

c.

You represent that you have: (i) received all leaves of absence and all compensation due to you as a result of the services you performed for the Company through the date you execute this Agreement, and unless specifically provided for in this Agreement, the Company does not owe you any wages, overtime pay, commissions, bonuses, sick pay, disability leave pay, family leave pay, severance pay or any other compensation, benefit, leave, payment or remuneration of any kind or nature; and (ii) reported to the Company any and all work-related injuries incurred by you during your employment with the Company.

4. You agree that you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your spouse, outplacement consultant, attorney, accountant or tax advisor, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law.

5. Promptly following the request of the Company and no later than the Termination Date, you will have returned all Company property of any kind (including all copies thereof), including but not limited to documents, keys, forms, correspondence, computers, phones, printers, pagers, Blackberries, PDAs, computer programs, memos, discs, and the like.  Specifically excluded from this list are the iPhone and iPad currently in your possession; provided that you will return to the Company or delete from such iPhone and iPad any confidential information or trade secrets of the Company on or prior to the Termination Date (and shall permit the Company to take such reasonable actions as it determines are necessary to ensure that such return or deletion has occurred).

6. Due to the knowledge and information you possess and have gained as a result of your employment with the Company, you hereby agree both during and after the Separation Period to make yourself available, at reasonable times, (i) to cooperate with any Company request to assist with or attend to the completion of knowledge transition criteria or any other matters reasonably related to your job duties with the Company, and (ii) to cooperate, consult, testify, etc. with respect to current and future legal actions, including but not limited to litigation, arbitrations, mediation, administrative and/or regulatory proceedings in which the Company is a party.  If you are required to engage in such duties, after your Separation Period, the Company will pay you for the reasonable value of your time and reasonable expenses incurred with respect to your cooperation with any Company request described in in this paragraph in which you are not a plaintiff, claimant or counterclaimant, with the express understanding that any such payment is not made for or as an inducement to the substance of your testimony.  The Company’s only expectation with regard to any testimony is that you testify truthfully.  The parties agree that the reasonable value of your time will be based on your last base salary at the Company.

7. You acknowledge that, as a result of your employment with the Company, you may have developed, obtained or learned specific confidential information or trade secrets, which are the property of the Company.  You hereby promise and agree to use your best efforts and utmost diligence to guard and protect such confidential information and trade secrets and that you will not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information or trade secret.  Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information, customer information, financial information, plans or any information of whatever nature in the possession or control of the Company that has not or have not been published or disclosed to the general public or which gives the Company an opportunity to obtain an advantage over competitors who do not know or have access to it.  Notwithstanding anything in this Agreement to the contrary, each party to this Agreement (and each affiliate, officer, employee, director, advisor, representative or other agent of such party) is, and has been from commencement of discussions, permitted to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all related documents (including, without limitation, opinions or other tax analyses) relating to such tax treatment and tax structure.  By signing this Agreement, you confirm and agree that you will not use or disclose confidential information or trade secrets as defined above.

8. Commencing immediately following your Termination Date and continuing for a two-year period thereafter, you agree that you will not directly or indirectly solicit or endeavor to: (i) entice away and/or hire from the Company any person who is currently employed by the Company or was within one year before the Termination Date employed by the Company or hereafter employed at any time through the Termination Date; (ii) solicit any person, business, or entity that is now or was within one year before the Termination Date a customer or client of the Company and with whom you have had contact during your employment with the Company; or (iii) solicit any person, business, or entity that is now or was within one year before the Termination Date an agent, broker, or financial advisor employed by, contractually affiliated with, or registered with the Company and with whom you have had contact while employed by the Company to terminate their relationship with the Company.  In the event you violate this restriction, all future payments and benefits payable under paragraph 2.b of this Agreement shall immediately cease and be forfeited by you and you will be required to repay all but three (3) weeks of your base salary as of the Termination Date received pursuant to paragraph 2.b of this Agreement and such amount shall be adequate consideration for the release of claims in this Agreement, which shall remain in full force and effect.

9. If you materially breach or violate any provision in this Agreement, the Company shall have the right to cease any further payments or benefits called for under paragraph 2.b of this Agreement; provided,  however, that this Agreement shall otherwise remain in full force and effect and the consideration supporting this Agreement shall be deemed adequate as long as you will have received an amount equal to or greater than three (3) weeks of your base salary as of the Termination Date pursuant to paragraph 2.b of this Agreement.

10. You agree that you will not re-apply for employment with the Company.  Further, you agree that the Company, in its sole and exclusive discretion, will refuse to hire or otherwise employ you, and/or terminate your employment if you become employed by the Company, without incurring any liability of any type whatsoever, based on this Agreement.  You agree that any refusal or failure by the Company to employ or re-employ you shall not be unlawful retaliation or discrimination against you.

11. Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws.  However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies.  In addition, nothing in this Agreement, including but not  limited to the release of claims or the confidentiality clauses, prohibits you from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs (collectively "Whistleblower Programs”), including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal Whistleblower Programs.

12. You acknowledge and agree to the following:
▪

You understand completely your right to review all aspects of this Agreement with an attorney of your choice at your own expense, and have had the opportunity to consult with an attorney of your choice at your own expense.

▪	You have twenty-one (21) days following the Termination Date to consider this Agreement.
▪	You have seven (7) days after signing this Agreement to revoke it. You can revoke the

Agreement at any time during the initial seven (7) day period immediately following the date you sign this Agreement.

▪	You do not waive rights or claims under ADEA that might arise after the date this waiver is executed.

▪

This Agreement does not become effective, and none of the payments or other benefits listed in paragraph 2.b. will be paid, until the eighth day after the date you sign this Agreement, provided you have not revoked or attempted to revoke your acceptance.

▪	You acknowledge that in signing this document you are not relying on any representations or statements made by any employee of the Company.

▪

The payment of any consideration and/or monies is not an admission of liability on the part of the Company, but to the contrary represents a negotiated compromise and agreement.  This Agreement shall not in any way be interpreted to render you a “prevailing party” for any purpose, including but not limited to, an award of attorneys’ fees under any statute or otherwise.

▪	You have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly, and voluntarily entering into this Agreement.

▪	This Agreement is written in a manner that is clear and understandable to you.

13. All notices required to be given by you to the Company under this Agreement must be sent to the following email address: PayrollDept@lfg.com.  Notice provided via other medium or to any other person, regardless of title or status shall not be effective.

14. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
15. This Agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

16. References will be limited to confirmation of your dates of employment, last position held and, if you authorize, your final rate of pay.

17. This Agreement is made and entered into in the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said Commonwealth.  If any provision of this Agreement or the application of this Agreement is construed to be overbroad, illegal or contrary to public policy, then the court shall have the authority to narrow or amend the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed or amended form.  Moreover, should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect.  The null, void, inoperative, illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

18. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Agreement (including, but not limited to, the Transition and Separation Letter, dated as of December [●], 2018, by and between the Company and you), except those prior agreements and plan documents specifically noted herein.  This Agreement may not be modified or amended by the parties except by a written agreement signed by both of the parties hereto evidencing a clear intent by both parties to modify and/or amend this Agreement.

19. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

BALANCE OF THIS PAGE LEFT BLANK INTENTIONALLY

IF YOU VOLUNTARILY ENTER INTO THIS AGREEMENT, PLEASE SIGN IN THE SPACE INDICATED BELOW.

Dated:

Kirkland L. Hicks

ACCEPTANCE OF LINCOLN NATIONAL CORPORATION

The undersigned accepts the foregoing Agreement on behalf of Lincoln National Corporation.

Dated:

Authorized to execute this Agreement

on behalf of Lincoln National Corporation

NONCOMPETE WAIVER

NONQUALIFIED STOCK OPTION AGREEMENT(S)

RESTRICTED STOCK UNIT AWARD AGREEMENT(S)

LTIP AWARD AGREEMENT(S)

Under the authority delegated to me, I hereby authorize the waiver of the noncompetition provisions in Kirkland L. Hick’s Nonqualified Stock Option Agreement(s), Restricted Stock Unit Award(s), and his LTIP Award Agreement(s).

This authorization is subject to Employee executing and not revoking the foregoing Agreement, Waiver and General Release (“Agreement”).

This authorization is effective on the Effective Date (as defined in the Agreement) and does not waive any other forfeiture provisions in the Agreement relating to severance pay or benefits.

Authorized by:

Lisa Buckingham

Executive Vice President, Human Resources

Lincoln National Corporation

Dated: